Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-185339, 333-177008, 333-169766, 333-162222, 333-153672, 333-140066, and 333-126743 on Form S-8, and Registration Statement No. 333-162221 on Form S-3 of our report dated December 6, 2012 (October 9, 2013 as to the Consolidated Statements of Comprehensive Income (Loss) for the years ended July 31, 2012 and 2011 and the retrospective adjustment to the financial statement disclosures in Note 13 — Segment Reporting for the years ended July 31, 2012 and 2011) relating to the consolidated financial statements of Diamond Foods, Inc. as of July 31, 2012 and for each of the two fiscal years in the period then ended appearing in this Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2013.

/s/ Deloitte & Touche LLP

San Francisco, California

October 9, 2013